Vanguard New Jersey Tax-Exempt Money Market Fund

Supplement to the Prospectus and Summary Prospectus Dated
March 29, 2016

Important Announcement

The board of trustees of Vanguard New Jersey Tax-Free Funds has approved the renaming of Vanguard New Jersey Tax-Exempt Money Market Fund to
Vanguard New Jersey Municipal Money Market Fund. This name change is expected to occur in the first quarter of 2017. The investment objective and limitations of the Fund will remain the same, including the 20% limitation on investments in securities that are subject to the alternative minimum tax.

The following changes are effective on October 14, 2016, as a result of rules adopted by the Securities and Exchange Commission (SEC) in July 2014 and September 2015.

Prospectus and Summary Prospectus Text Changes for Vanguard New
Jersey Tax-Exempt Money Market Fund

The paragraph under "Principal Investment Policies" is replaced with the following:

Under normal circumstances, the Fund invests at least 80% of its assets in a variety of high-quality, short-term New Jersey municipal securities whose income is exempt from federal and New Jersey state taxes. To be considered high quality, a security must be determined by Vanguard to present minimal credit risk based in part on a consideration of maturity, portfolio diversification, portfolio liquidity, and credit quality. The Fund invests in securities with effective maturities of 397 days or less, maintains a dollar-weighted average maturity of 60 days or less, and maintains a dollar-weighted average life of 120 days or less.

The last paragraph under "Principal Risks" is replaced with the following:

You could lose money by investing in the Fund. Although the Fund seeks to preserve the value of your investment at $1.00 per share, it cannot guarantee it will do so. The Fund may impose a fee upon sale of your shares or may temporarily suspend your ability to sell shares if the Fund's liquidity falls below required minimums because of market conditions or other factors. An investment in the Fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. The Fund's sponsor has no legal obligation to provide financial support to the Fund, and you should not expect that the sponsor will provide financial support to the Fund at any time.

The following is added to the paragraph under "Purchase and Sale of Fund
Shares":

The Fund is only available for purchase within accounts beneficially owned by natural persons.

Prospectus Text Changes

In the Investing in Money Market Funds section, the following replaces the last paragraph under "What is Money Market Reform":

The board of trustees of Vanguard New Jersey Tax-Free Funds (the Board), in accordance with the best interest of the shareholders, approved a number of changes in response to the SEC?s 2014 amendments to the rules governing money market funds. The changes?including the Board's ability to implement liquidity fees and redemption gates if Vanguard New Jersey Tax-Exempt Money Market Fund?s weekly liquid assets fall below established thresholds?are now in effect. As part of these changes, information regarding the Fund?s weekly liquid assets for the prior six months (by day, as of the close of business) is available on the Fund?s Portfolio page at vanguard.com.

In the Investing in Money Market Funds section, the following is added after the last paragraph under ?How Does This Affect Vanguard Money Market Funds"Vanguard New Jersey Tax-Exempt Money Market Fund":

If you redeem shares when the Fund has imposed a liquidity fee, then the amount you receive for your redemption will be reduced by the amount of the liquidity fee and will generally cause you to recognize a loss for tax purposes equal to the amount of that fee. Once the Fund imposes a redemption gate, then unprocessed orders to redeem will be canceled and the Fund will not accept redemption orders until the gate is no longer in effect. If you still wish to redeem once the gate is lifted, you will need to submit a new redemption request to the Fund or your financial intermediary.

Notices regarding liquidity fees or redemption gates will be filed with the SEC on Form N-CR. In addition, announcements will also be made in supplements to the Fund's prospectus and on the Fund's website.

In the More on the Funds section under the heading "Security Selection," the "Plain Talk About Credit Quality" paragraph is replaced with the following:

A bond's credit-quality rating is an assessment of the issuer's ability to pay interest on the bond and, ultimately, to repay the principal. The lower the credit quality, the greater the chance-in Vanguard's opinion-that the bond issuer will default, or fail to meet its payment obligations. All things being equal, the lower a bond's credit quality, the higher its yield should be to compensate investors for assuming additional risk.

In the More on the Funds section under the heading "Frequent Trading or Market-Timing," the following replaces similar text:

Each Vanguard fund (other than retail and government money market funds), in determining its net asset value, will use fair-value pricing when appropriate, as described in the Share Price section. Fair-value pricing may reduce or eliminate the profitability of certain frequent-trading strategies.

In the More on the Funds section under the heading "Share Price," the following replaces the second and fifth paragraphs:

Debt securities held by a Vanguard fund are valued based on information furnished by an independent pricing service or market quotations. Certain short-term debt instruments used to manage a fund?s cash may be valued at amortized cost when it approximates fair value; the instruments held by a retail or government money market fund are valued on the basis of amortized cost. The values of any mutual fund shares held by a fund are based on the NAVs of the shares. The values of any ETF shares, institutional money market fund shares, or closed-end fund shares held by a fund are based on the market value of the shares.

Although the stable share price is not guaranteed, the NAV of Vanguard retail and government money market funds is expected to remain at $1 per share. Instruments are purchased and managed with that goal in mind.

In the Investing With Vanguard section under the heading "Purchasing Shares," the following replaces similar text under "Earning Dividends":

You generally begin earning dividends on the business day following your trade date. When buying money market fund shares through a federal funds wire on a business day, however, you generally can begin earning dividends immediately by making a purchase request by telephone to Vanguard before 10:45 a.m., Eastern time (2 p.m., Eastern time, for Vanguard Prime Money Market Fund; 12:30 p.m., Eastern time, for Vanguard Federal Money Market
Fund).

In the Investing With Vanguard section under the heading "Redeeming Shares," the following replaces similar text under "Trade Date":

- Note on timing of wire redemptions from money market funds: For telephone requests received by Vanguard on a business day before 10:45 a.m., Eastern time (2 p.m., Eastern time, for Vanguard Prime Money Market Fund; 12:30 p.m., Eastern time, for Vanguard Federal Money Market Fund), the redemption proceeds generally will leave Vanguard by the close of business the same day. For telephone requests received by Vanguard on a business day after those cut-off times, or on a nonbusiness day, and for all requests other than by telephone, the redemption proceeds generally will leave Vanguard by the close of business on the next business day.

In the Investing With Vanguard section under the heading "Redeeming Shares," the following replaces similar text under "Earning Dividends":

You generally will continue earning dividends until the first business day following your trade date. Generally, there are two exceptions to this rule:
(1) If you redeem shares by writing a check against your account, the shares will stop earning dividends on the day that your check posts to your account; and (2) For money market funds, if you redeem shares with a same-day wire request before 10:45 a.m., Eastern time, on a business day (2 p.m., Eastern time, for Vanguard Prime Money Market Fund; 12:30 p.m., Eastern time, for Vanguard Federal Money Market Fund), the shares will stop earning dividends that same day.

In the Investing With Vanguard section under the heading "Other Redemption Rules You Should Know," the following replaces similar text:

Emergency circumstances. Vanguard funds can postpone payment of redemption proceeds for up to seven calendar days. In addition, Vanguard funds can suspend redemptions and/or postpone payments of redemption proceeds beyond seven calendar days at times when the NYSE is closed or during emergency circumstances, as determined by the SEC. In connection with a determination by the board of trustees, in accordance with Rule 22e-3 under the Investment Company Act of 1940, a money market fund may suspend redemptions and postpone payment of redemption proceeds in order to facilitate an orderly liquidation of the fund. In addition, in accordance with Rule 2a-7 under the Investment Company Act of 1940, the board of trustees of a retail or institutional money market fund may implement liquidity fees and redemption gates if a retail or institutional money market fund's weekly liquid assets fall below established thresholds.

In the Investing With Vanguard section under the heading "Investing With Vanguard Through Other Firms," the following is added to the end of the paragraph:

Your financial intermediary will be responsible for taking reasonable actions to assist the retail or institutional money market fund to impose, lift, or modify liquidity fees or redemption gates.

(C) 2016 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor.

PS 95 102016